Exhibit 99.3

OCCAM NETWORKS, INC.

SHARES OF SERIES A-2 PREFERRED STOCK

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO HOLDERS OF RECORD OF

COMMON STOCK OF OCCAM NETWORKS, INC. AS OF [            ], 2005

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Occam Networks, Inc., a Delaware corporation (“Occam”), of subscription rights to all holders of record of shares of its Common Stock at the close of business on [            ], 2005, the record date, to subscribe for and purchase shares of Occam’s Series A-2 Preferred Stock, par value $0.001 per share. The subscription rights are described in detail in the enclosed prospectus dated [            ], 2005. You should carefully review the prospectus as it contains the terms of the Rights Offering.

In connection with the Rights Offering, holders of Occam Common Stock as of the record date have been granted subscription rights. Each subscription right entitles the holder to subscribe for and purchase one share of Series A-2 Preferred Stock at a subscription price of $10.00, subject to a minimum purchase of 100 shares of Series A-2 Preferred Stock and a minimum investment of $1,000. Holders of Occam Common Stock as of the record date have been granted approximately one basic subscription right for every 109 shares of Occam Common Stock they held on the record date. A stockholder who would not be entitled to at least 100 basic subscription rights, will nevertheless be permitted to purchase 100 shares of Series A-2 Preferred Stock for $1,000. Fractional shares of Series A-2 Preferred Stock will not be issued.

The subscription rights are evidenced by Subscription Rights Certificates. The Subscription Rights Certificates and underlying subscription rights are not transferable. The subscription rights expire, if not exercised, at 5:00 p.m., New York, New York time, on [            ], 2005 (the “Expiration Time”), unless we extend the subscription rights in our sole discretion. We also may withdraw or amend the subscription rights or Rights Offering at any time prior to the Expiration Time. Exercises of subscription rights are not revocable.

We are asking persons who hold shares of Common Stock beneficially and who have received the subscription rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates for Occam’s Common Stock directly and prefer to have such institutions effect transactions relating to the subscription rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the exercise of the subscription rights will be for the account of the holder of the subscription rights, and none of such commissions, fees or expenses will be paid by Occam, the Subscription Agent or the Information Agent.

In addition to the prospectus, you will find enclosed (i) a Subscription Rights Certificate; (ii) Instructions for Use of Occam Networks, Inc. Subscription Rights Certificates; (iii) a form letter that may be sent to your clients for whose account you hold shares of Common Stock registered in your name or the name of your nominee, with an attached Beneficial Owner Election Form; (iv) Nominee Holder Certification; and (v) a return envelope addressed to [            ], the Subscription Agent.

As more fully set forth in the attached materials, to exercise the subscription rights, you must properly complete and sign the Subscription Rights Certificate and forward it to the Subscription Agent, with payment of the subscription price in full for each share of Series A-2 Preferred Stock subscribed for pursuant to the subscription rights. The Subscription Agent must receive the Subscription Rights Certificate with payment of the full subscription price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on

[            ], 2005. RIGHTS NOT PROPERLY EXERCISED PRIOR TO THIS TIME WILL EXPIRE. A RIGHTS HOLDER CANNOT REVOKE THE EXERCISE OF ITS RIGHTS.

Additional copies of the enclosed materials may be obtained from [            ], which is acting as our Information Agent, by calling [            ].

OCCAM NETWORKS, INC.

Bob Howard-Anderson

President and Chief Executive Officer

YOU ARE NOT AGENT OF OCCAM NETWORKS, INC., THE SUBSCRIPTION AGENT, OR THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, AND ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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